As filed with the Securities and Exchange Commission on August 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STANDARD BIOTOOLS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0513190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

50 Milk Street, 10th Floor

Boston, Massachusetts 02109

(Address of Principal Executive Offices) (Zip Code)

Standard BioTools Inc. Amended and Restated 2017 Employee Stock Purchase Plan, As Amended

(Full Title of Plan)

Michael Egholm, Ph.D.

50 Milk Street, 10th Floor

Boston, Massachusetts 02109

(650) 266-6000

(Name, Address and Telephone Number, including area code, of Agent for Service)

Copy to:

William C. Hicks, Esq.

John T. Rudy, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Standard BioTools Inc. (f/k/a Fluidigm Corporation) (the “Registrant”) for the purpose of registering an additional 1,200,000 shares of common stock, par value $0.001 per share, of the Registrant reserved for issuance under the Standard BioTools Inc. Amended and Restated 2017 Employee Stock Purchase Plan, as Amended, effective as of June 17, 2026. This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (File No. 333-239810) relating to an employee benefit plan is effective. The information contained in the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on July 10, 2020 (File No. 333-239810) is hereby incorporated by reference pursuant to General Instruction E of Form S-8, except for those items being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The certificate of incorporation, as amended, of the Registrant provides that the Registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law and the bylaws, as amended, of the Registrant provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for payments of unlawful dividends or unlawful stock purchases or redemptions, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in the right of the corporation. The certificate of incorporation, as amended, of the Registrant provides for such limitation of liability with respect to its directors.

The Registrant has entered into indemnification agreements with its officers, directors and certain other employees. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, the Registrant’s certificate of incorporation, as amended, the Registrant’s bylaws, as amended, any agreement, any vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Item 8.	Exhibits.

Exhibit No.	Description	Form	Incorporated by Reference From Exhibit Number	Date Filed
4.1	Specimen Common Stock Certificate of the Registrant.	S-8	4.1	4/1/2022
4.2	Eighth Amended and Restated Certificate of Incorporation of the Registrant filed on February 15, 2011.	10-K	3.1	3/28/2011
4.3	Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation filed on April 1, 2022.	S-8	4.3	4/1/2022
4.4	Second Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation filed on January 4, 2024.	8-K	3.1	1/5/2024
4.5	Amended and Restated Bylaws of Standard BioTools Inc.	S-8	4.8	4/1/2022
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on the signature page to this registration statement).
99.1#	Standard BioTools Inc. Amended and Restated 2017 Employee Stock Purchase Plan, as Amended.	8-K	10.2	6/18/2026
107*	Filing Fee Table

*         Filed herewith.

#         Indicates management contract or compensatory plan, contract, or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on August 5, 2026.

STANDARD BIOTOOLS INC.

By:	/s/ Michael Egholm, Ph.D.
Michael Egholm, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Michael Egholm, Ph.D. and Alex Kim, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Egholm, Ph.D.	President, Chief Executive Officer and Director	August 5, 2026
Michael Egholm, Ph.D.	(Principal Executive Officer)

/s/ Alex Kim	Chief Financial Officer	August 5, 2026
Alex Kim	(Principal Financial and Accounting Officer)

/s/ Tom Carey	Chairman of the Board of Directors	August 5, 2026
Tom Carey

/s/ Frank R. Witney, Ph.D.	Director	August 5, 2026
Frank R. Witney, Ph.D.

/s/ Fenel M. Eloi	Director	August 5, 2026
Fenel M. Eloi

/s/ Troy Cox	Director	August 5, 2026
Troy Cox

/s/ Eli Casdin	Director	August 5, 2026
Eli Casdin

/s/ Kathy Hibbs	Director	August 5, 2026
Kathy Hibbs

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